Exhibit 21

SUBSIDIARIES OF THE COMPANY

State of Organization

Corporations

American Spectrum Realty Management, Inc.	Delaware
American Spectrum Realty Properties, Inc.	Maryland
ASR Sam Houston, Inc.	Texas

Limited Partnerships

American Spectrum Holdings-Hazelwood, L.P.	Maryland
American Spectrum Holdings-Lindbergh, L.P.	Maryland
American Spectrum Realty Operating Partnership, L.P.	Delaware
ASR Park Ten 350, L.P.	Texas
ASR Park Ten 360, L.P.	Texas
ASR Sam Houston, L.P.	Texas
Market Columbia, L.P.	California
Pasadena Autumn Ridge, L.P.	Texas
Sierra Pacific Development Fund II, L.P.	Delaware

Limited Liability Companies

American Spectrum Holdings (Lindbergh). LLC	Delaware
American Spectrum Holdings (Pasadena), LLC	Delaware
American Spectrum Holdings (Third Coast), LLC	Delaware
Back Bay, LLC	Delaware
BL Pad D, LLC	Delaware
Countryside Exec Center, LLC	Delaware
Creekside Riverside, LLC	Delaware
Leawood, LLC	Delaware
Leawood KS, LLC	Delaware
Market Columbia, LLC	Delaware
McDonnell Associates, LLC	Delaware
Nooney Income Fund II, LLC	Delaware
Nooney Income Fund, LLC	Delaware
Nooney Real Property Investors Two, LLC	Delaware
Nooney Rider Trail, LLC	Delaware
Northcreek, LLC	Delaware
Oakgrove Commons, LLC	Delaware
Pacific Spectrum, LLC	Arizona
Phoenix Van Buren, LLC	Delaware
Plaza Center, LLC	Delaware
Seventy Seven, LLC	Delaware
Sierra Creekside, LLC	Delaware
Sierra Pacific Development Fund II, LLC	Delaware
Sierra Pacific Development Fund III, LLC	Delaware
Sierra Pacific Development Fund, LLC	Delaware
Sierra Pacific Institutional Investors V, LLC	Delaware
Sierra Pacific Pension Investors 84, LLC	Delaware
Sierra Southwest Pointe LLC	Delaware
Sierra Valencia LLC	Delaware
Sorrento II, LLC	Delaware
Villa Redondo, LLC	Delaware

SUBSIDIARIES OF THE COMPANY (continued)

Sierra Creekside Partners	California
Sierra Mira Mesa Partners	California
Sorrento I Partners	California
Sorrento II Partners	California